INTERNETSTUDIOS.COM, INC.

322 East 50th Street

New York, NY 10022

December 30, 2004

Michele Taverna

8039 Selma Avenue

Los Angeles CA 90046

Re:	Montecristo Entertainment, Inc.
Montecristo Entertainment s.a.r.l.

Dear Michele:

This letter of intent will establish the basic framework for an agreement between InternetStudios.com, Inc. (“ISTO”) and Michele Taverna (“You”) relating to the formation and operation of two film sales, marketing and distribution companies.

The first of these companies will be a private European limited company to be named “Montecristo Entertainment s.a.r.l.” (the “EU Company”). The second of these two companies is a Delaware, U.S.A. company called MonteCristo Entertainment, Inc. (the “U.S. Company”). Each of these companies will be established substantially on the terms and conditions set forth in this letter of intent and such other terms as we may mutually agree upon, all of which shall be contained in a formal agreement to be entered into between You and ISTO.

1.          Formation. The U.S. Company has already been formed and is a wholly-owned subsidiary of ISTO. ISTO has begun the formation of a limited liability company in the Grand Duchy of Luxembourg, which when formed shall serve as the corporate vehicle for the EU Company. The U.S. Company shall operate as the film sales, marketing and distribution arm of ISTO and shall be responsible for all film sales, marketing and distribution efforts of ISTO worldwide on films of non-European origin, whether produced or acquired by the U.S. Company or otherwise. The EU Company shall operate as the film sales, marketing and distribution arm of ISTO worldwide on films of European origin, whether produced or acquired by the EU Company or otherwise.

2.          Ownership Structure. ISTO owns and will continue to own all of the issued and outstanding shares of the U.S. Company. ISTO will structure ownership of the EU Company so that it can operate in the EU without jeopardizing its ability to apply for and receive subsidies and other beneficial financial arrangements available to European media companies. The operation of both the U.S. Company and the EU Company will be for the ultimate benefit of ISTO.

3.             Initial Capital Contribution. ISTO shall contribute $150,000 to fund the start-up of the EU Company, in accordance with the Budget attached to this Letter Agreement as Schedule “A”.

4.             Management Arrangement. You will serve as the President and CEO of the US Company and the EU Company and shall be responsible for all sales, marketing, and distribution efforts of ISTO, the US Company and the EU Company. Your base salary shall initially be 120,000 euros per year plus You shall be entitled to participate in any management bonus pool available for executives of ISTO. We will ensure that your base salary is not less than that paid to the President and Chief Executive Officer of ISTO. You shall also be entitled to participate in any other benefit plans (including health insurance) established for employees of ISTO and its subsidiaries. Your expenses shall be reimbursed in accordance with an approved budget and ISTO’s policies. You shall receive a company credit card with a US $10,000 credit limit to be used for current Company expenses. In addition, ISTO will issue to You as a signing bonus 500,000 shares of common stock of ISTO and will grant to you share purchase options entitling you to purchase an additional 1.5 million shares of ISTO common stock at an exercise price per share equal to 0.25 cents ( the “Options”). The Options will vest over 4 years with a one year cliff, and monthly vesting thereafter. The exercise of the Options and the sale of any underlying shares shall be subject to ISTO’s Stock Option Plan and its standard form of option agreement, as well as any other restrictions applicable to executive officers of ISTO from time-to-time.

5.             Board of Directors. You will be appointed to the Board of ISTO, the U.S. Company and the EU Company. Robert Maclean will also serve on the Board of Directors of each of these companies. You will need approval of the appropriate board of directors before You, in your capacity as the President of each of the U.S. Company and the EU Company, will be authorized to enter into any agreement that is not in the ordinary course of their respective businesses, including management or other employment arrangements or any arrangement pursuant to which fees for employment or consulting services will be paid.

6.             Term. The Term of our agreement will be four (4) years beginning on the date that we sign a formal agreement. You and ISTO agree to negotiate extensions or renewal of this Term in good faith.

7.             Formal Agreement. You and ISTO agree to use your best efforts to negotiate a formal agreement by January 31, 2005, containing such terms and conditions as may be mutually agreed upon and as are customary for transactions of the type contemplated in this Letter Agreement.

8.             Access; Confidentiality. Each of the parties hereto shall be entitled, through their respective employees, agents, advisors and representatives, to make such reasonable investigation of the business of the other, and such reasonable examination of the books, records and financial condition of ISTO or You, as the case may be, as the particular party determines is necessary to complete its due diligence investigation. ISTO and You and their respective officers, directors, stockholders, employees, agents, representatives and advisors shall not disclose, shall keep confidential and shall not use in any manner any information or documents obtained from the other party concerning the business and properties of the such other party unless (i) use of such information or documents is required by applicable law, regulation or court or administrative order, (ii) use of such information or documents is reasonably required in connection with any litigation involving the receiving party or (iii) such information or documents are readily ascertainable from public or published information or trade sources already known or subsequently developed by such receiving party independently of any investigation and (b) any documents obtained from ISTO or You, as the case may be, and all copies thereof shall be returned to the party from whom such documents or copies were obtained, as the case may be, provided that either party may return or destroy such documents at any time prior to such a request. You acknowledge that certain information related to ISTO and or the transaction may be material non-public information for purposes of the securities laws of the United States, and You agree that You will refrain from trading in the securities of ISTO for so long as You are in possession of that information while the general public is not.

9.             Publicity. From and after the date hereof, each of ISTO and You agrees that it shall not make, and shall cause its officers, directors, employees, agents and representatives not to make, any public disclosure regarding the transaction, and will not relate any information concerning either party or this Letter Agreement or the transaction to any person other than its advisors without the prior written consent of the other party, unless required to do so under the applicable laws (in which event the disclosing party shall provide to the other party reasonable notice of the content of the disclosure). Notwithstanding the foregoing, You acknowledge that U.S. securities laws require that the nature and material terms of this Agreement be announced to the U.S. Securities and Exchange Commission and the public on a Form 8-K within 4 days of execution of this Letter Agreement.

10.           Amendment. Any amendment, supplement, modification or waiver of or to any provision of this Letter Agreement shall be effective only if it is made and given in a writing signed by ISTO and You and only in the specific instance and for the specific purpose for which made or given.

11.           Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof.

12.           Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. If the terms of this Letter Agreement are acceptable to You, please so indicate by signing the enclosed copy of this Letter Agreement at the appropriate place below and returning it to the undersigned on or prior to the Termination Date.

Sincerely yours,

InternetStudios.com, Inc.

By:__/s/ Robert Maclean_____________
Name: Robert Maclean
Title: Chief Executive Officer

Agreed and Accepted on this

31st day of December, 2004:

By: _/s/ Michele Taverna_______

Michele Taverna

Schedule A

Form of Budget to be attached.